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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

             COMPANY                            INCORPORATION

Brawn of California, Inc.                       California
The Company Manufacturing, Inc.                 Wisconsin
Company Store Holdings, Inc.                    Delaware
Gump's By Mail, Inc.                            Delaware
Gump's Corporation                              California
Hanover Direct Pennsylvania, Inc.               Pennsylvania
Hanover Direct Virginia Inc.                    Delaware
Hanover Holdings Inc.                           Delaware
Hanover Ventures, Inc.                          Pennsylvania
Henre, Inc.                                     Delaware
Scandia Down Corporation                        Delaware
Tweeds, Inc.                                    Delaware